BRT APARTMENTS CORP. INCREASES SHARE REPURCHASE AUTHORIZATION TO $10 MILLION

Great Neck, New York – August 15, 2023 – BRT APARTMENTS CORP. (NYSE:BRT), a multi-family real estate investment trust, today announced the Board of Directors has increased the Company’s share repurchase authorization by $6.75 million, and as a result the Company is authorized to repurchase up to $10 million of common shares by December 31, 2025. The increase in the share repurchase authorization marks the second such increase in the past two months.

The Company repurchased 309,153 shares and 69,029 shares during the second quarter of 2023, and after the quarter through August 14, 2023, respectively, at a weighted average price of $19.03.

BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of June 30, 2023, BRT owns or has interests in 28 multi-family properties with 7,707 units in 11 states. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com